     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES SECOND QUARTER RESULTS AND RAISES 2015 CRUDE OIL PRODUCTION GROWTH TARGET TO 19%

HOUSTON, August 6, 2015 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the second quarter of 2015 and provided an operational update, which included the following highlights:

•	Record Oil Production of 22,284 Bbls/d, 21% above the second quarter of 2014

•	Total Production of 36,118 Boe/d, 8% above the second quarter of 2014

•	Loss From Continuing Operations of $47.0 million, or ($0.92) per diluted share, and Adjusted Net Income (as defined below) of $20.4 million, or $0.39 per diluted share

•	Adjusted EBITDA (as defined below) of $127.5 million

•	Raising 2015 crude oil production growth target to 19%

Carrizo reported a second quarter of 2015 loss from continuing operations of $47.0 million, or ($0.92) per basic and diluted share compared to income from continuing operations of $3.2 million, or $0.07 per basic and diluted share in the second quarter of 2014. The loss from continuing operations for the second quarter of 2015 includes certain items typically excluded from published estimates by the investment community. Adjusted net income, which excludes the impact of these items as described in the statements of operations included below, for the second quarter of 2015 was $20.4 million, or $0.40 and $0.39 per basic and diluted share, respectively, compared to $32.4 million, or $0.72 and $0.70 per basic and diluted share, respectively, in the second quarter of 2014.

For the second quarter of 2015, adjusted earnings before interest, income taxes, depreciation, depletion, and amortization, as described in the statements of operations included below (“Adjusted EBITDA”), was $127.5 million, a decrease of 12% from the prior year quarter as the impact of lower commodity prices more than offset the impact of higher production volumes.

Production volumes during the second quarter of 2015 were 3,287 MBoe, or 36,118 Boe/d, an increase of 8% versus the second quarter of 2014. The year-over-year production growth was driven primarily by strong results from the Company’s Eagle Ford Shale assets. Oil production during the second quarter of 2015 averaged 22,284 Bbls/d, an increase of 21% versus the second quarter of 2014; natural gas and NGL production averaged 83,006 Mcfe/d during the second quarter of 2015. Second quarter of 2015 production exceeded the high end of Company guidance for both oil and natural gas and NGLs due primarily to strong performance from the Company’s Eagle Ford Shale assets, an earlier-than-expected tie-in to sales for wells in the Utica Shale, and a lower-than-expected amount of voluntary production curtailments from its Marcellus Shale assets.

Drilling and completion capital expenditures for the second quarter of 2015 were $117.5 million. More than 90% of the second quarter drilling and completion spending was in the Eagle Ford Shale. Net land and seismic expenditures during the quarter were $18.8 million, as the company was able to increase its Eagle Ford Shale, Delaware Basin, and Area 1 Niobrara positions. As a result of drilling efficiencies, Carrizo now plans to drop one of its Eagle Ford rigs during the third quarter. Despite this, the Company expects to drill approximately 5% more wells in the play during 2015 than it initially planned with a three-rig program. The Company does not currently plan to increase its 2015 pace of completion activity in the Eagle Ford Shale in the present commodity price environment, and will instead add to its backlog of wells in the play. Carrizo is maintaining its full-year 2015 drilling and completion capital expenditure guidance of $470.0-$490.0 million as cost savings and efficiencies offset the impact of the additional drilling activity. The Company is revising its 2015 land and seismic capital expenditure guidance to $45.0 million from $35.0 million to account for the larger-than-expected acreage acquisitions during the second quarter; Carrizo currently expects to allocate the majority of the remaining capital to acreage acquisitions in the Eagle Ford Shale and Delaware Basin.

Carrizo is tightening its 2015 oil production guidance to 22,350-22,500 Bbls/d from 22,100-22,500 Bbls/d. Using the midpoint of this range, the Company’s 2015 oil production growth guidance increases to 19% from 18% previously. For natural gas and NGLs, Carrizo is tightening its 2015 guidance to 74-76 MMcfe/d from 70-76 MMcfe/d. For the third quarter of 2015, Carrizo expects oil production to be 22,400-22,700 Bbls/d and natural gas and NGL production to be 64-70 MMcfe/d. A summary of Carrizo’s production, commodity price realization, and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “The second quarter provided another challenging environment for our industry given depressed commodity prices combined with significant rainfall and flooding in South Texas. Despite these challenges, we were once again able to deliver crude oil production that exceeded our forecast. Additionally, we continued to expand our acreage position in several of our core plays, which further enhances our strong inventory of undrilled locations. We believe our combination of high return assets, operational flexibility, and strong balance sheet have us well positioned to manage the current environment and quickly ramp up production once we get an appropriate commodity price signal.

“During this period, we are focused on driving down costs and improving efficiencies throughout our operations. In the Eagle Ford Shale, we have been able to increase our drilling efficiency by approximately 25% since the first quarter of the year, and performance continues to improve. Combined with service cost reductions, this has resulted in more than a 35% decline in Eagle Ford Shale well costs since late last year. As a result of the efficiency gains, we now expect to drill approximately as many wells during a year with two rigs as we previously drilled with three. The increased drilling efficiencies combined with the backlog of wells we expect to have at year end should provide us with significant flexibility in 2016. With two rigs running in the Eagle Ford, we should be able to grow crude oil production by at least 10% in 2016, and maintain the ability to materially increase the growth rate if commodity prices warrant.

“We continue to test multiple spacing initiatives in the Eagle Ford Shale. To date, we have production from 17 pads drilled on 330 ft. spacing and we plan to complete our first stagger-stack pad testing 165 ft. effective lateral spacing later this quarter. We remain pleased with the performance of our spacing initiatives and are confident that our drilling inventory and resource potential in the Eagle Ford Shale will continue to expand.

“Recently, we spudded our first operated well in the Delaware Basin, the Mustang State 1H. We are excited to get the well drilled and completed as it is located nearby strong industry wells. We have also continued to expand our footprint in the Delaware Basin, and currently hold the rights to more than 26,000 net acres in the Wolfcamp Shale trend. We continue to add acreage in the Delaware Basin and believe it could become another growth driver for the Company.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 20 gross (16.8 net) operated wells during the second quarter, and completed 17 gross (14.1 net) wells. Crude oil production from the play rose to more than 18,900 Bbls/d for the quarter, up from approximately 18,700 Bbls/d in the prior quarter. At the end of the quarter, Carrizo had 26 gross (21.6 net) operated Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of approximately 8,100 Bbls/d. The Company is operating three rigs in the Eagle Ford Shale, but plans to reduce this to two by the end of the quarter. Carrizo currently expects to drill approximately 69 gross (62 net) operated wells and complete 65 gross (58 net) operated wells in the play during 2015.

With the addition of the two newbuild rigs that the Company took delivery of earlier this year, Carrizo has been able to dramatically improve its drilling efficiency in the Eagle Ford Shale, and is now drilling approximately 2.5 longer-lateral wells per rig per month, up from approximately 2.0 in the first quarter. These incremental efficiency gains coupled with further service cost reductions have allowed the Company to reduce well costs more than anticipated. Carrizo currently expects completed well costs for a 6,100 ft. lateral well to average $4.8 million in the play, down from $5.6 million previously.

Carrizo is currently testing multiple initiatives aimed at significantly increasing its drilling inventory on its existing acreage position. The Company’s undrilled and uncompleted Eagle Ford Shale inventory assumes a combination of 330 ft. and 500 ft. spaced wells. Carrizo is currently drilling all wells at 330 ft. spacing and is testing this tighter spacing in the areas currently spaced at 500 ft. in its inventory count. The Company currently has production from 17 pads on 330 ft. spacing, including seven pads on acreage that is still spaced at 500 ft. in its inventory count. Performance from the Company’s 330 ft. spaced wells in the Eagle Ford Shale continues to look very similar to wells drilled at wider spacing in each of the areas. Additionally, Carrizo is testing a stagger-stack concept in the Lower Eagle Ford Shale, which may allow it to further reduce effective lateral spacing in the Lower Eagle Ford below 330 ft. Carrizo has drilled or is drilling four pads to test various stagger-stack configurations down to effective lateral spacing of approximately 165 ft. within the Lower Eagle Ford. Stagger stacking has the potential to increase undrilled inventory by up to 80% relative to a single layer development plan at 330 ft. spacing. Carrizo is also currently drilling its first infill well between existing, mature wells. Downspacing between existing, more widely spaced wells could add over 50 additional net locations. In the Upper Eagle Ford, the Company is drilling its first well which should be completed early in the fourth quarter. The Upper Eagle Ford is prospective across as much as 25% of the Company’s acreage position.

During 2015, Carrizo is also testing a number of completion techniques aimed at improving recovery from its existing undrilled inventory, including engineered completions, diversion systems (Biovert), advanced microseismic and fiber optic flow monitoring, increased proppant concentrations, and modified fluid and proppant formulations.

Carrizo has continued to add bolt-on acres to its position in the Eagle Ford Shale, with the added acreage located within the volatile oil window primarily in LaSalle County. The Company’s position in the trend now stands at more than 84,000 net acres. Carrizo continues to target additional acreage acquisitions in the core volatile oil window of the Eagle Ford Shale.

In the Utica Shale, Carrizo did not drill or complete any operated wells during the second quarter. Oil and condensate production during the quarter was more than 600 Bbls/d, a material increase from the first quarter as the two-well Wagler pad was hooked-up to sales during the quarter. While Carrizo does not currently plan to drill or complete any additional Utica Shale wells this year, it is actively working on ways to reduce costs in the play once it resumes drilling operations. Carrizo currently believes it will be able to drill wells in some parts of the condensate window of the play using two strings of casing, versus its previous well design that included three strings of casing. The Company currently expects that drilling a well with two strings of casing versus three would save approximately $0.8 million. In areas where the Company can drop a string of casing, Carrizo believes that it can reduce completed well costs for an 8,000 ft. lateral well to below $8.5 million.

During the second quarter, the Company signed a temporary marketing agreement with a midstream provider. As a result, Carrizo was able to hook its Wagler pad in northern Guernsey County, Ohio, to sales earlier than expected. The Company continues to be pleased with the performance of the wells, as they averaged more than 470 Bbls/d of condensate and approximately 2.0 MMcf/d of rich natural gas per well on restricted chokes over the first 90 days of production, and were still flowing at an average rate of nearly 500 Bbls/d of condensate per well after approximately 93 days of production. Carrizo operates the Wagler wells with an approximate 83% working interest.

Carrizo added bolt-on acres to its position in the Utica Shale during the quarter, with the added acreage located within the condensate window in Guernsey County. The Company’s position in the trend now stands at more than 28,900 net acres.

In the Delaware Basin, Carrizo spudded its first operated well to test the Wolfcamp Shale, the Mustang State 1H, earlier this quarter. The well is located in eastern Culberson County, TX, and is targeting the Wolfcamp A bench with a planned 7,500 ft. lateral. The Company currently expects to complete the well later this quarter. Carrizo expects to have an approximate 80% working interest in the well. Carrizo currently plans to spud four additional operated Wolfcamp Shale wells this year.

The Company has continued to build its position in the oil and condensate windows of the Wolfcamp Shale trend within the Delaware Basin, and currently holds more than 26,000 net acres. The Company is actively seeking to further expand its acreage position in the Delaware Basin.

In the Niobrara Formation, Carrizo drilled 5 gross (3.0 net) operated wells and completed 3 gross (1.5 net) operated wells during the second quarter. Crude oil production from the Niobrara was more than 2,600 Bbls/d for the quarter, an increase of approximately 11% versus the prior quarter. During the second quarter, Carrizo laid down the rig it was operating in the Niobrara. The Company’s current plans do not call for additional operated drilling or completion activity within the play during 2015. For the year, Carrizo expects to drill 13 gross (5 net) operated wells and complete 3 gross (2 net) operated wells in the play. The Company also expects to continue to participate in non-operated wells drilled by Whiting and Noble within its core area.

Well costs in the Niobrara have continued to benefit from service cost reductions and efficiency gains. As a result, the Company now expects completed well costs in the play to average $2.8 million, down from $3.1 million previously.

Carrizo is monitoring nearby industry wells targeting the deeper Codell formation, and plans to participate in a non-operated Codell test on its acreage later this year. Nearby industry wells have targeted Codell thickness of approximately 10-13 ft. of pay, and Carrizo estimates that approximately 10,900 net acres, or more than 30%, of its Niobrara position has Codell thickness of at least 10 ft.

During the second quarter, Carrizo added to its acreage position in the Niobrara trend. The Company added approximately 1,900 net acres, located entirely in Area 1, bringing its total position in the play to approximately 36,200 net acres. The Company’s partners have the right to participate in the acquired acreage, and Carrizo currently expects them to participate for a 30% interest, which would leave the Company with approximately 35,600 net acres in the play. Carrizo estimates that the additional acreage should add more than 45 net locations to its Area 1 drilling inventory.

In the Marcellus Shale, Carrizo did not complete any operated wells during the second quarter. Natural gas production from the Marcellus was 36.3 MMcf/d in the second quarter, roughly flat with the prior quarter. Due to continued voluntary production curtailments owing to weak local market prices, Carrizo continues to produce well below its productive capacity in the play. Carrizo does not currently plan to drill or complete any wells in the Marcellus during 2015.

Financial Position and Liquidity

As of June 30, 2015, Carrizo had total debt outstanding of $1,371.4 million and cash and cash equivalents of $2.0 million. Net Debt to Adjusted EBITDA (as defined by the agreement governing the revolving credit facility and based on the trailing four quarters) was 2.6x for the second quarter.

Hedging Activity

Carrizo currently has hedges in place for over 70% of estimated crude oil production for the balance of 2015 (based on the midpoint of guidance). For the remainder of the year, the Company has collars on approximately 16,200 Bbls/d of crude oil at a weighted average floor price of $50.00/Bbl and a weighted average ceiling price of $67.34/Bbl. In addition to its current crude oil hedge position, Carrizo will also continue to get the benefit from the offsetting hedge transactions it entered into during the first quarter of 2015; these transactions locked in an additional $78.9 million of cash flows for the second half of 2015.

During the quarter, the Company added additional hedges for the first quarter of 2016. Carrizo now has collars on approximately 10,000 Bbls/d of crude oil at a weighted average floor price of $52.13/Bbl and a weighted average ceiling price of $72.60/Bbl for the first quarter of 2016.

Carrizo also has hedges in place for approximately 60% of estimated natural gas production for the balance of 2015 (based on the midpoint of guidance). For the remainder of the year, the Company has swaps on approximately 30,000 MMBtu/d at a weighted average price of $4.29/MMBtu. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2015 second quarter financial results on Thursday, August 6, 2015 at 9:00 AM Central Daylight Time. To participate in the call, please dial (800) 616-7436 (U.S. & Canada) or +1 (303) 223-4361 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Thursday, August 13, 2015 at 10:59 AM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21772911 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on “Second Quarter 2015 Earnings Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells, rig program, effect of transactions offsetting hedge positions, production, average well returns, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and production testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2014 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Crude oil	$111,257	$165,962	$194,315	$296,324
Natural gas liquids	3,799	5,983	8,272	11,871
Natural gas	8,438	21,530	20,957	42,492
Total revenues	123,494	193,475	223,544	350,687
Net cash from derivative settlements	45,129	(11,113)	94,193	(17,788)
Adjusted total revenues	168,623	182,362	317,737	332,899
Costs and Expenses
Lease operating	23,375	17,378	45,091	29,983
Production taxes	5,031	8,182	9,049	14,273
Ad valorem taxes	1,723	1,906	4,756	3,334
General and administrative	10,948	10,704	29,448	26,804
Total costs and expenses	41,077	38,170	88,344	74,394
Adjusted EBITDA, as defined	$127,546	$144,192	$229,393	$258,505
Adjusted EBITDA per common share-Basic	$2.49	$3.19	$4.70	$5.73
Adjusted EBITDA per common share-Diluted	$2.46	$3.12	$4.63	$5.62

Other items of expense included in Adjusted Net Income, as defined
Depreciation, depletion and amortization	$79,331	$80,746	$153,202	$145,340
Interest expense, net	16,999	11,931	35,195	24,356
Adjusted income before income taxes	31,216	51,515	40,996	88,809
Adjusted income tax expense	(10,832)	(19,112)	(14,226)	(32,949)
Adjusted Net Income, as defined	$20,384	$32,403	$26,770	$55,860
Adjusted net income per common share-Basic	$0.40	$0.72	$0.55	$1.24
Adjusted net income per common share-Diluted	$0.39	$0.70	$0.54	$1.21

Other items of income (expense) included in Income (Loss) From Continuing Operations
Non-cash portion of gain/loss on derivatives, net	($57,724)	($28,837)	($80,349)	($42,842)
Non-cash general and administrative expenses, net	(8,147)	(16,978)	(21,224)	(29,139)
Loss on extinguishment of debt	(38,137)	—	(38,137)	—
Other expense, net	(281)	(413)	(7,273)	(987)
Income (Loss) From Continuing Operations Before Income Taxes	(73,073)	5,287	(105,987)	15,841
Income tax (expense) benefit	26,103	(2,073)	37,541	(6,006)
Income (Loss) From Continuing Operations	($46,970)	$3,214	($68,446)	$9,835
Income (Loss) From Discontinued Operations, Net of Income Taxes	838	(895)	1,104	(1,540)
Net Income (Loss)	($46,132)	$2,319	($67,342)	$8,295

Net Income (Loss) Per Common Share - Basic
Income (loss) from continuing operations	($0.92)	$0.07	($1.40)	$0.22
Income (loss) from discontinued operations, net of income taxes	0.02	(0.02)	0.02	(0.04)
Net income (loss)	($0.90)	$0.05	($1.38)	$0.18

Net Income (Loss) Per Common Share - Diluted
Income (loss) from continuing operations	($0.92)	$0.07	($1.40)	$0.21
Income (loss) from discontinued operations, net of income taxes	0.02	(0.02)	0.02	(0.03)
Net income (loss)	($0.90)	$0.05	($1.38)	$0.18

Weighted Average Common Shares Outstanding
Basic	51,225	45,213	48,827	45,109
Diluted	51,887	46,158	49,564	45,988

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$2,004	$10,838
Accounts receivable, net	81,182	92,946
Derivative assets	114,182	171,101
Other current assets	4,096	3,736
Total current assets	201,464	278,621
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	2,312,047	2,086,727
Unproved properties, not being amortized	504,646	535,197
Other property and equipment, net	7,752	7,329
Total property and equipment, net	2,824,445	2,629,253
Derivative assets	20,171	43,684
Debt issuance costs	26,342	25,403
Other assets	5,328	4,515
Total Assets	$3,077,750	$2,981,476

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$81,486	$106,819
Revenues and royalties payable	58,687	66,954
Accrued capital expenditures	75,448	106,149
Accrued interest	20,412	21,149
Liabilities of discontinued operations	4,412	4,405
Deferred income taxes	39,760	61,258
Other current liabilities	60,861	57,570
Total current liabilities	341,066	424,304
Long-term debt	1,372,785	1,351,346
Liabilities of discontinued operations	3,900	8,394
Deferred income taxes	62,112	77,349
Asset retirement obligations	13,862	12,187
Other liabilities	4,012	4,455
Total liabilities	1,797,737	1,878,035
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 51,961,981 issued and outstanding as of June 30, 2015 and 46,127,924 issued and outstanding as of December 31, 2014	520	461
Additional paid-in capital	1,159,291	915,436
Retained earnings	120,202	187,544
Total shareholders’ equity	1,280,013	1,103,441
Total Liabilities and Shareholders’ Equity	$3,077,750	$2,981,476

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Cash Flows From Operating Activities
Net income (loss)	($46,132)	$2,319	($67,342)	$8,295
(Income) loss from discontinued operations, net of income taxes	(838)	895	(1,104)	1,540
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	79,331	80,746	153,202	145,340
(Gain) loss on derivatives, net	12,595	39,950	(13,844)	60,630
Net cash received (paid) for derivative settlements	45,129	(11,113)	94,193	(17,788)
Loss on extinguishment of debt	38,137	—	38,137	—
Stock-based compensation, net	4,943	16,978	14,796	29,139
Deferred income taxes	(26,430)	(3,628)	(37,961)	305
Non-cash interest expense, net	816	671	2,787	1,346
Other, net	(2,864)	493	5,384	1,594
Changes in operating assets and liabilities-
Accounts receivable	(2,785)	(10,668)	3,732	(23,139)
Accounts payable	(2,767)	(15,886)	(16,437)	4,526
Accrued liabilities	(4,614)	(15,663)	(6,605)	(14,040)
Other, net	(2,336)	(812)	(3,286)	(2,102)
Net cash provided by operating activities from continuing operations	$92,185	$84,282	$165,652	$195,646
Changes in working capital attributable to operating activities and other non-recurring items, net	16,891	57,707	26,985	41,116
Discretionary cash flows from continuing operations	$109,076	$141,989	$192,637	$236,762

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total production volumes -
Crude oil (MBbls)	2,028	1,678	3,951	3,030
NGLs (MBbls)	318	208	636	374
Natural gas (MMcf)	5,646	6,879	10,880	12,097
Total Natural gas and NGLs (MMcfe)	7,554	8,127	14,694	14,341
Total barrels of oil equivalent (MBoe)	3,287	3,032	6,400	5,420

Daily production volumes by product -
Crude oil (Bbls/d)	22,284	18,440	21,831	16,740
NGLs (Bbls/d)	3,494	2,286	3,512	2,066
Natural gas (Mcf/d)	62,042	75,593	60,111	66,834
Total Natural gas and NGLs (Mcfe/d)	83,006	89,308	81,183	79,232
Total barrels of oil equivalent (Boe/d)	36,118	33,319	35,361	29,945

Daily production volumes by region (Boe/d) -
Eagle Ford	24,976	19,978	24,741	18,024
Niobrara	3,428	2,542	3,230	2,348
Marcellus	6,054	9,895	6,014	8,665
Utica	1,480	123	1,105	252
Other	180	781	271	656
Total barrels of oil equivalent (Boe/d)	36,118	33,319	35,361	29,945

Average realized prices -
Crude oil ($ per Bbl)	$54.86	$98.90	$49.18	$97.80
Crude oil ($ per Bbl) - including impact of derivative settlements	$74.89	$93.78	$70.99	$93.96
NGLs ($ per Bbl)	$11.95	$28.76	$13.01	$31.74
Natural gas ($ per Mcf)	$1.49	$3.13	$1.93	$3.51
Natural gas ($ per Mcf) - including impact of derivative settlements	$2.29	$2.76	$2.66	$3.00
Natural gas and NGLs ($ per Mcfe)	$1.62	$3.39	$1.99	$3.79

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF JULY 31, 2015
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS (1)

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)
Q3 2015	Costless Collars	16,200	$50.00	$67.34
Q4 2015	Costless Collars	16,200	$50.00	$67.34

Q1 2016	Costless Collars	10,000	$52.13	$72.60
Q2 2016	Costless Collars	4,000	$50.00	$76.50
Q3 2016	Costless Collars	4,000	$50.00	$76.50
Q4 2016	Costless Collars	4,000	$50.00	$76.50

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted Average
		Volume	Floor Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)
Q3 2015	Fixed Price Swaps	30,000	$4.29
Q4 2015	Fixed Price Swaps	30,000	$4.29

(1)
On February 11, 2015, Carrizo entered into derivative transactions offsetting its existing crude oil derivative contracts covering the periods from March 2015 through December 2016. Both the existing crude oil derivative contracts as well as the offsetting positions have been excluded from the table above. As a result, in addition to the net cash to be paid or received from settlements of the derivative contracts listed above, Carrizo will receive cash from, and will recognize revenue and Adjusted EBITDA for, the offsetting transactions as follows:

FIXED REVENUE AND ADJUSTED EBITDA FROM OFFSETTING HEDGE TRANSACTIONS

Period	Net Cash from Derivative Settlements (in thousands)
Q3 2015	$39,968
Q4 2015	$38,966

Q1 2016	$18,338
Q2 2016	$9,266
Q3 2016	$9,266
Q4 2016	$7,912

Q1 2017	$2,695

CARRIZO OIL & GAS, INC.
THIRD QUARTER AND FULL YEAR 2015 GUIDANCE SUMMARY

	Third Quarter 2015	Full Year 2015
Daily Production Volumes -
Crude oil (Bbls/d)	22,400 - 22,700	22,350 - 22,500
NGLs (Bbls/d)	2,900 - 3,100	3,250 - 3,350
Natural gas (Mcf/d)	47,000 - 51,000	54,000 - 56,000
Total (Boe/d)	33,133 - 34,300	34,600 - 35,183

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	91.0% - 93.0%	N/A
NGLs (% of NYMEX oil)	17.0% - 22.0%	N/A
Natural gas (% of NYMEX gas)	48.0% - 55.0%	N/A

Net cash from derivative settlements (in millions)	$43.0 - $44.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$7.25 - $7.75	$6.75 - $7.50
Production taxes (% of total revenues)	4.25% - 4.50%	4.25% - 4.50%
Ad valorem taxes (in millions)	$2.2 - $2.7	$10.0 - $11.0
Cash general and administrative (in millions)	$12.0 - $12.5	$54.5 - $55.5
DD&A ($/Boe)	$23.50 - $24.50	$23.50 - $24.50

Drilling and completion capital expenditures (in millions)	N/A	$470.0 - $490.0